CONTACT:  Tina Simms
                                              (212) 921-3355



FOR IMMEDIATE RELEASE:

HIGH RIVER TENDER OFFERS FOR INTERESTS IN McNEIL LIMITED
PARTNERSHIPS HAVE EXPIRED

     New York, New York, October 12, 1995......High River
Limited Partnership ("High River"), an affiliate of Carl C. Icahn, announced the results of its tender offers (the "Tender Offers") for units of limited partnership interest ("Units") in ten limited partnerships controlled by Robert A. McNeil. The results, which are set forth in the table below, are based on preliminary information furnished by the depositary for the Tender Offers.

     A spokesman for High River stated that it was extremely pleased with the results of its Tender Offers. High River received tenders ranging from 38% to 3% of the outstanding Units in the various Partnerships in spite of the efforts of the Partnerships' general partner ("McNeil"). The spokesman noted that McNeil strongly opposed the Tender Offers, made extensive efforts to induce limited partners not to tender and circulated withdrawal forms which appear to have confused a number of limited partners. Among other things, McNeil told limited partners repeatedly that it and others were contemplating making competing tender offers. These competing offers, however, never materialized. Additionally, McNeil told limited partners they should not tender because the Partnerships would be required to start liquidating in 1998 and 1999. In contrast, however, McNeil has disclosed elsewhere that it expects to hold the Partnerships' properties for an unspecified time until the real estate market and Partnerships' investments improve, but cautioned that there could be no assurance that property values would increase over an extended period of time.

                                               SEE NEXT PAGE

                                    APPROXIMATE
                                    NUMBER OF       APPROXIMATE
                                    UNITS TENDERED  PERCENTAGE
                                    AND NOT         OF OUTSTANDING
PARTNERSHIP                         WITHDRAWN       UNITS

McNeil Pacific Investors Fund 1972        530            4%
McNeil Real Estate Fund V, LTD.           608            3%
McNeil Real Estate Fund IX, LTD.        7,524            7%
McNeil Real Estate Fund X, LTD.         5,010            4%
McNeil Real Estate Fund XI, LTD.       10,526            7%
McNeil Real Estate Fund XIV, LTD.       9,428           11%
McNeil Real Estate Fund XV, LTD.       10,703           10%
McNeil Real Estate Fund XX, L.P.        5,883           12%
McNeil Real Estate Fund XXIV, L.P.     15,072           38%
McNeil Real Estate Fund XXV, L.P.   4,259,342            5%


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